Exhibit 99.1

Net1 UEPS Technologies, Inc (“Net1”) Announces Extension of Contract with Northern Cape Provincial Government

Net1 today announced that its contract with the Northern Cape provincial government for the distribution of social welfare grants has been extended by one year, until December 31, 2006.

Net1 utilises its smart card based UEPS technology to distribute approximately 120,000 social welfare grants with an approximate value of ZAR 70 million (US$ 11.7 million) per month in the Northern Cape province. The grants distributed include old age grants, disability grants and child support grants.

“It is an honour to continue our service to the Northern Cape provincial government and community”, said Serge Belamant, Chairman and Chief Executive Officer of Net1. “The extension of this contract proves, once again, that our UEPS delivery platform operates in the most remote and extreme environments as it continues to deliver vital transactional ability to our Northern Cape cardholders, the majority of whom live in deep rural locations.”

About Net1 (www.net1ueps.com)
Net1 is a provider of technologies and systems that create a secure and affordable transacting channel between formal businesses and the “un-banked” and “under-banked” populations of developing countries who have no or limited access to traditional banking facilities. Net1 has developed the Universal Electronic Payment System (“UEPS”) that utilizes smart card technology to provide a fully integrated payment, switching and settlement system suitable for multiple applications and services meeting the requirements of the un-banked and under-banked populations. The company, through its subsidiaries, employs the UEPS to add efficiency to a myriad of commercial activities that involve banking and payment systems, money transfers and other electronic data applications. The company’s payment system enables its customers to effect transactions “off-line” in underdeveloped areas where traditional financial institutions and their services have limited penetration or are otherwise unavailable due to the lack of, or limited branch, Automated Teller Machines (or “ATM”), Point Of Sale, support and communications infrastructures.

This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the company’s SEC filings, including, but not limited to, our most recent report on Form 8-K. The company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone:	(604) 484-8750
Toll Free:	1-866-412-NET1 (6381)